UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): February 8, 2022

ModivCare Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-34221	86-0845127
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

6900 Layton Avenue, 12th Floor Denver, Colorado	80237
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (303) 728-7030

N/A

(Former name or former address, if changed since last report)

Check the appropriate box if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d- 2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e- 4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.001 Par Value	MODV	The NASDAQ Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02          Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e)          On February 8, 2022, pursuant to the ModivCare Inc. (the "Company") 2006 Long‐Term Incentive Plan, as amended (the "Plan"), the Company adopted a form of Performance Restricted Stock Unit Agreement (the "Award Agreement") to be used as the template for awards of performance restricted stock units (“PRSUs”) that may be granted to eligible participants under the Plan from time to time, unless otherwise determined by the Compensation Committee of the Board of Directors of the Company. Grants of PRSUs that may be made under the Plan and form of Award Agreement will be subject to both time- and performance-based vesting restrictions.

The time-based vesting restriction will be established at a period of three full years from the date of grant (the “Time Vesting Period”), and the participant’s continuous employment is required throughout the Time Vesting Period for any payouts to be made to the participants in respect of the PRSUs. Notwithstanding the foregoing, the Time Vesting Period may, however, be accelerated if, prior to the expiration of the Time Vesting Period, (i) the Company or the successor company in connection with a transaction resulting in a change in control of the Company waives in its discretion the Time Vesting Period requirement, or (ii) the participant dies or becomes disabled or the participant’s employment is terminated either without cause or by the participant for good reason.

The performance-based vesting restriction (the “Performance Vesting”) will be tied to common stock price appreciation target values (each, a “Stock Performance Target” and collectively, the “Stock Performance Targets”). Each Stock Performance Target value is an increasing multiple of the Company’s common stock price as of the grant date of the PRSUs. The Stock Performance Targets will be satisfied by the participant only if, prior to the expiration of the Time Vesting Period, (a) the volume-weighted average price (“VWAP”) per share of the Company’s common stock as reported on the Nasdaq Stock Market equals or exceeds the applicable Stock Performance Target value for a period of 30 trading days, or (b) there occurs a transaction resulting in a change in control of the Company in which the Company’s common stock value is determined in the transaction to equal or exceed the applicable Stock Performance Target value.

On the date (the “Settlement Date”) that both (i) the Time Vesting Period restriction and (ii) one or more of the Performance Vesting restrictions are satisfied (including, as applicable, by waiver or acceleration as described above), the holder of PRSUs will be entitled to receive: (A) that number of shares of common stock of the Company, if any, determined by multiplying the aggregate number of PRSUs subject to the Award Agreement by a percentage from 50% to 200% (each, a “Payout Percentage”) that corresponds to the highest Stock Performance Target achieved; or (B) if the Time Vesting Period does not expire until after the closing date of a transaction resulting in a change in control of the Company, that amount and type of consideration the holder of PRSUs would have received under subclause (A) immediately above on the closing date of the transaction had the highest Stock Performance Target achieved in connection with the transaction been achieved and the Settlement Date occurred immediately prior to the closing of the transaction.

The foregoing description is a summary only of material terms of the form of Award Agreement, a copy of which is expected to be filed with the Company's Form 10-Q for the quarter ending March 31, 2022 as required by applicable securities laws. Investors and other interested parties are encouraged to read the form of Award Agreement in its entirety when it becomes available because it contains important information not summarized above.

On February 8, 2022, the Company granted 18,340 PRSUs to Dan Greenleaf, President and Chief Executive Officer of the Company, and 4,401 PRSUs to L. Heath Sampson, Chief Financial Officer of the Company. The number of PRSUs awarded to Messrs. Greenleaf and Sampson represent 50% of their total long term incentive awards for fiscal year 2022 and were determined based on the closing price of the Company’s common stock as reported on the Nasdaq Stock Market on the date of grant. The Stock Performance Targets for each of Messrs. Greenleaf and Sampson were determined to be $121, $140, $160 and $174, with a corresponding Payout Percentage for each such target value of 50%, 100%, 150% and 200%, respectively. As described above, payouts to the executive officers under the PRSUs will not be made until the expiration of the applicable Time Vesting Period, subject to the above discussed possible waiver or acceleration of such vesting period.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description
104	Cover Page Interactive Data File (embedded within Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MODIVCARE INC.

Date: February 14, 2022	By:	/s/ L. Heath Sampson
	Name:	L. Heath Sampson
	Title:	Chief Financial Officer